Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of the AXA Enterprise Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
January 19, 2007